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                                                                   Exhibit 12.1



Great Lakes REIT
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends

                                                1993           1994           1995           1996           1997          3/31/98
Income before gains on sale of properties   $   410,172    $ 1,987,787    $ 3,199,801    $ 4,709,142    $12,105,426    $ 3,968,352
Interest expense                                 72,993        911,381      2,296,457      3,778,065      3,778,065      2,035,139
Amortization of deferred financing costs          2,925         33,744        130,500        427,375        818,497        239,623

Adjusted income                             $   486,090    $ 2,932,912    $ 5,626,758    $ 8,914,582    $16,701,988    $ 6,243,114

Total fixed charges                         $    75,918    $   945,125    $ 2,426,957    $ 4,205,440    $ 4,596,562    $ 2,274,762

Ratio of earnings to fixed charges                 6.40           3.10           2.32           2.12           3.63           2.74